EXHIBIT 10.3

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act.
Omitted information marked “******” in this Exhibit has been filed with the Securities and
Exchange Commission together with such request for confidential treatment.

SEVENTEENTH AMENDMENT TO COAL SUPPLY AGREEMENT

Between PACIFICORP
And

WESTMORELAND KEMMERER INC.

THIS SEVENTEENTH AMENDMENT amends the Coal Supply Agreement dated July 1, 1992, as amended and restated in the FIFTEENTH AMENDMENT TO COAL SUPPLY AGREEMENT, effective July 1, 2010 ("CSA") between WESTMORELAND KEMMERER, INC., a Delaware corporation with offices in Englewood, Colorado ("Seller"), successor in interest to Chevron Mining Inc., and PACIFICORP, an Oregon corporation with offices in Salt Lake City, Utah ("Buyer'').

RECITALS

A.	Westmoreland Kemmerer, Inc. has recently acquired the interest as Seller in the CSA.

B.
The parties desire to amend the CSA to reflect the agreements between Buyer and Seller to remove the 2013 Purchase Price Reset in connection with Buyer's consent to the assignment of the CSA to Westmoreland Kemmerer, Inc.

In consideration of the mutual benefits, the parties amend the CSA as follows:

1.Section 5.07 as presently written shall be deleted and shall now read in its entirety as follows:

5.07    Purchase Price Reset.

Effective January 1 of calendar year 2016, the parties shall reset the Tier 1 and Tier 2 Purchase Prices based on Seller's actual mining costs for the prior calendar year. Seller's mining costs shall be determined using generally accepted accounting principles consistently applied and shall be allocated in a manner consistent with the components and allocations used to generate Seller's mining costs shown on Exhibit F, unless otherwise agreed in writing by the Parties. Seller shall provide its mining costs for the previous calendar year (i.e., calendar year 2015) to Buyer on or before January 15, 2016. The total actual mining costs shall be divided by actual tons sold by the Mine in that prior calendar year to establish the per ton cost. The escalated corporate overhead component and the escalated return component as illustrated on Exhibit C, Schedule 3, will be added to the cost per ton calculated above as part of the average per ton cost described on Exhibit C, Schedule 3, as Subtotal Cost 2015. In addition, the recovery charge for the relocation of the Sorenson Tipple will be $****** at the time of price reset and will be added to the average per ton cost. This total average per ton cost will then be multiplied by ****** and then divided by actual BTUs per ton delivered to all customers in that prior calendar year to determine the total mine cost in dollars per ton (described as "Total Mine Cost $/ton for ****** Btu/lb Coal" on Exhibit C Schedule 3). The difference between the total mine cost in dollars per ton and the Escalated Average Purchase Price (as described on Exhibit C, Schedules 1 and 2) as of January 1 of the year of the reset shall be used to calculate a new component which shall be used to determine the adjustment of the Purchase Price, as illustrated on Exhibit C, Schedules 1 and 4 (the "Price Reset Component"). As an example, the

EXHIBIT 10.3

reset Purchase Price will be determined for Tier 1 and the Tier 2 price as illustrated on Exhibit C, Schedule 4.

The Purchase Price Reset for 2016 shall not be subject to any maximum or minimum. At the time of the 2016 Purchase Price Reset, Seller shall have the right to reweigh the indexed components in order to more accurately reflect Seller's changed or reasonably anticipated change in cost structure.

If, upon receipt of mine cost information from Seller in 2016, Buyer reasonably determines either (i) that the Purchase Price established through the Purchase Price Reset provision in this Section 5.07 is not competitive on a BTU delivered basis with other coal of comparable quality or (ii) that Seller's mining costs have unreasonably increased, then Buyer shall have an option of terminating the 2017 Agreement as of December 31, 2016. Buyer will provide to Seller evidence to support Buyer's determination. Any dispute concerning the reasonableness of Buyer's determination will be resolved pursuant to Article XII of this Agreement. Buyer must exercise this option on or before March 31, 2016. If Buyer exercises its option to terminate the 2017 Agreement, the Tier 1 and Tier 2 Purchase Prices for calendar year 2016 shall be adjusted through the entirety of calendar year 2016 pursuant to Section 5.03. If the Buyer exercises its option to terminate the 2017 Agreement, then the Stub Year shall be treated as one-half a Contract Year, and December 31, 2016 shall be treated as the end of a Contract Year. All obligations, calculation, and numeric standards shall be prorated for one-half a Contract Year for the Stub Year.

2.Exhibit C -Schedule 3 is amended by changing the reference to "Example of Methodology Used to Calculate Kemmerer Mine Cost for Calendar Year 2012" to read "Example of Methodology Used to Calculate Kemmerer Mine Cost for Calendar Year 2015." Internal references in the exhibit to 2012 are similarly changed to 2015.

The CSA as amended by this Seventeenth Amendment is in full effect.

The parties hereto have caused this Seventeenth Amendment to be executed on the dates' shown below to become effective upon the closing of the assignment of the CSA to Westmoreland Kemmerer, Inc.

Westmoreland Kemmerer Inc.	Pacificorp
By: /s/ Jennifer Grafton	By: /s/ Cindy Crane
Title: General Counsel and Secretary	Title: Vice President

January 31, 2012	January 31, 2012